Exhibit 99.1

                                                                                                           PRESS RELEASE

3975 East Bayshore Road Palo Alto, CA 94303 Phone: (650) 962-9111 Fax: (650) 967-8713

Contacts: Thomas G. Hood, President and CEO thood@southwall.com

Michael E. Seifert, Sr. Vice President and CFO mseifert@southwall.com

Tod Bottari, Senior Vice President

Demer IR Counsel, Inc.

Phone: (925) 938-2678, ext. 235

tbottari@demer-ir.com

SOUTHWALL ANNOUNCES FIRST-QUARTER

2003 RESULTS

Selected Financial Highlights

•                  First-quarter net revenues of $15.2 million, compared with $19.3 million for the first quarter of 2002.

•                  First-quarter net loss of $1.7 million, or a loss of $0.13 per diluted share, compared with net income of $1.2 million, or $0.13 per diluted share, for the first quarter of 2002.

Palo Alto, California — April 28, 2003 — Southwall Technologies Inc. (NASDAQ: SWTX), a global developer, manufacturer and marketer of thin-film coatings for the automotive glass, electronic display and architectural markets, today reported its financial results for the first quarter ended March 30, 2003.  These results were consistent with the expectations disclosed by Southwall when it reported fourth-quarter 2002 results on February 26, 2003.

Net revenues were $15.2 million, compared with $19.3 million for the same quarter a year ago and with $13.5 million for the fourth quarter of 2002.  The company attributed the 12.6% sequential increase to stronger sales in its automotive and display segments.

Southwall’s first-quarter net loss was $1.7 million, or a loss of $0.13 per share, compared with net income of $1.2 million, or  $0.13 per share, for the same quarter a year ago and with a net loss of $6.9 million, or a loss of $0.55 per share, for the fourth quarter of 2002.  The fourth quarter of 2002 included the effects of a $2.6-million restructuring charge.

Southwall’s first-quarter sales of automotive products were $6.1 million, compared with $7.0 million for the first quarter of 2002.  The decline was due primarily to lower volume and lower average selling prices.  Sales of electronic display products were $6.6 million, compared with $7.9 million for the same quarter of 2002, primarily as a result of a decrease in shipments and lower average selling prices for products used in cathode ray tube (CRT) monitors. This decline was partially offset by increased sales of reflective film in liquid crystal display (LCD) backlighting in laptop markets and electronic and infrared shielding films for plasma display panel (PDP) markets.  Sales of architectural products were $2.6 million, compared with $4.3 million for the first quarter of 2002, reflecting decreased sales of Heat Mirror® products.   In the fourth

quarter of 2002, the Company achieved revenue of $4.8 million of automotive products; $6.0 million of electronic display products; and $2.7 million in architectural products.

The Company’s available cash on hand at the end of the first quarter was $1.7 million, compared with $2.7 million at the end of the same period a year ago. Sequentially, the Company’s cash balance declined by $0.3 million, from $2.0 million at December 31, 2002. The Company is in the process of negotiating a new credit facility to replace our existing line of credit, and expects such a new line of credit to be put in place in the second quarter of 2003.

“Although we realized an improvement over fourth-quarter results, our performance in the first quarter was slow, as we had expected,” said Thomas G. Hood, president and chief executive officer of Southwall Technologies.  “While we’ve taken significant steps to reduce the company’s fixed cost structure, particularly in our Palo Alto operations, we continue to face the challenge of lower sales volume.  The sluggish global economy and its impact on the markets for many of our products have been important factors to the year-over-year decline in our revenues.”

“Looking ahead to the remainder of 2003, we would not expect quarterly revenues to exceed those for the first quarter, as we indicated previously,” said Michael E. Seifert, senior vice president, and chief financial officer.  “Accordingly, we anticipate a net loss for the full year.”

Mr. Hood concluded, “Our priority goals for 2003 and beyond are to continue improving our cost structure and reducing our operating expenses.  We expect that these improvements along with the cost reduction actions announced in December 2002 should enable us to generate positive cash flow from operations on a quarterly basis in 2003 and return us to profitability by 2004.    In addition, we plan to implement our new enterprise resource planning (ERP) system in the third quarter of 2003 and to increase the focus and effectiveness of our sales, marketing and engineering functions, aligning them more closely with our customers and target markets.”

First-Quarter Results Teleconference

Southwall management plans to hold a teleconference on first-quarter 2003 results at 2:00 p.m. PT / 5:00 p.m. ET today.  This call will be open to all investors at (800) 377-7407 for U.S and at (706) 634-0663 for International, access code number 9697841.  A live webcast will be accessible on the Investor Relations page of the Southwall website at www.southwall.com.  In addition, both phone and webcast replays will be available for approximately one week after the teleconference.  The phone replay will be accessible at either (800) 642-1687 or (706) 645-9291, code number 9697841.

About Southwall Technologies Inc.

Southwall Technologies Inc., designs and produces thin film coatings that selectively absorb, reflect or transmit light.  Southwall products are used in a number of automotive, electronic display and architectural glass products to enhance optical and thermal performance characteristics, improve user comfort and reduce energy costs. Southwall is an ISO 9001:2000-certified manufacturer and exports advanced thin film coatings to over 25 countries around the world.  Southwall’s customers include Audi, BMW, DaimlerChrysler, Hewlett-Packard, Mitsubishi Electric, Peugeot-Citroën, Pilkington, Renault, Saint-Gobain Sekurit, and Volvo.

This press release may contain forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995), including, without limitation, statements regarding the company’s expectations, beliefs, intentions or strategies regarding the future. All forward-looking statements in this press release are based on information available to the company on the date hereof, and the company assumes no obligation to update any such forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those presented. These risks include the possibility that shipments to customers will be materially less than anticipated, that the company’s expected quarterly and full year revenues and net loss for 2003 will be materially worse than those estimated above, that a new credit line will not be entered into in the second quarter of 2003 or at all, that the company will not reduce its cost structure or operating expenses during 2003 or that they will increase, that the company may not generate positive cash flow from operations on a quarterly basis in 2003 and may not return to profitability in 2004, that the new ERP system will not be implemented in the third quarter of 2003, and that the company will not be able to achieve some or all of its priorities for 2003 as described above, including, without limitation, increasing the focus and effectiveness of its sales, marketing and engineering functions, as well as risks associated with its failure to meet covenants under credit facilities and strains on the company’s liquidity. Further risks are detailed in the company’s filing with the Securities and Exchange Commission, including those set forth in the company’s most recent Form 10-K filed on March 31, 2003, as amended by a Form 10-K filed on April 9, 2003.

Southwall Technologies, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(dollars and shares in thousands, except per share data)

(Unaudited)

	Three Months Ended

	March 30,	March 31,
	2003	2002

Net revenues	$15,221	$19,269

Cost of sales	12,183	12,425

Gross profit	3,038	6,844

Operating expenses
Research and development	1,668	1,777
Selling, general and administrative	2,876	3,745
Restructuring expenses	(65)	—
Total operating costs and expenses	4,479	5,522

Income (loss) from operations	(1,441)	1,322

Interest expense, net	(292)	(466)

Other income, net	89	378

Income (loss) before provision for income taxes	(1,644)	1,234

Provision for income taxes	15	53

Net income (loss)	$(1,659)	$1,181

Net income (loss) per share:
Basic	$(0.13)	$0.14
Diluted	$(0.13)	$0.13

Weighted average shares of common stock and dilutive potential common stock:
Basic	12,527	8,417
Diluted	12,527	9,277

Southwall Technologies, Inc.

CONDENSED CONSOLIDATED BALANCE SHEET

(dollars in thousands, except per share data)

(Unaudited)

	March 30,	December 31,
	2003	2002
ASSETS
Current assets
Cash and cash equivalents	$1,688	$1,998
Restricted cash	630	531
Accounts receivable, net of allowance for bad debts of $429 and $552 at March 30, 2003 and December 31, 2002, respectively	9,863	8,995
Inventories, net	7,855	8,537
Other current assets	3,873	4,310
Total current assets	23,909	24,371

Property, plant and equipment, net	49,761	50,251
Restricted loan proceeds	919	885
Other assets	983	1,075
Total assets	$75,572	$76,582

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion term debt	$7,391	$7,499
Line of credit	—	—
Accounts payable	8,408	9,244
Accrued compensation	1,348	1,254
Other accrued liabilities	6,816	5,886
Total current liabilities	23,963	23,883

Term debt	9,308	9,253
Government grants advanced	628	604
Other	2,359	2,368
Total liabilities	36,258	36,108

Stockholders' equity:
Common stock, $0.001 par value, 20,000 shares authorized; issued and outstanding 12,527 and 12,527 at March 30, 2003 and December 31, 2002, respectively	12	12
Capital in excess of par value	69,691	69,658
Notes receivable and accrued interest	(129)	(126)
Other comprehensive income (loss)
Translation gain (loss) on subsidiary	1,502	1,032
Accumulated deficit	(31,762)	(30,102)
Total stockholders' equity	39,314	40,474
Total liabilities and stockholders' equity	$75,572	$76,582

Southwall Technologies, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

 (Unaudited)

	Three Months Ended
	March 30, 2003	March 31, 2002

Cash flows (used in) or provided by operating activities:
Net income (loss)	$(1,659)	$1,181
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	1,716	1,375
Loss on disposal of capital equipment	133	—
Stock-based compensation charge	33	—
Interest on note receivable	(2)	—
Change in assets and liabilities:
Accounts receivable, net	(868)	(1,219)
Inventories, net	682	(902)
Other current and non-current assets	482	556
Accounts payable, and accrued liabilities	179	(1,938)

Cash provided by (used in) operating activities	696	(947)

Cash flows from investing activities:
Restricted cash	(77)	482
Expenditures for property, plant and equipment and other assets	(597)	(849)

Net cash used in investing activities	(674)	(367)

Cash flows from financing activities:
Principal payments on borrowings	(344)	(1,449)
Borrowings (payments) on line of credit	—	1,632
Proceeds from stock options and employee stock purchase plan exercises	—	838
Net cash provided by (used in) financing activities	(344)	1,021

Effect of foreign exchange rate changes on cash	12	(356)

Net increase (decrease) in cash and cash equivalents	(310)	(649)

Cash and cash equivalents, beginning of year	1,998	3,362

Cash and cash equivalents, end of period	$1,688	$2,713